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EXHIBIT 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                      February 2, 2006

Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202

Ladies and Gentlemen:

        We have acted as special counsel to Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), in connection with (i) the Duke Reorganization, as defined in the Agreement and Plan of Merger dated as of May 8, 2005, as amended (the "Merger Agreement"), by and among Duke Energy, Cinergy Corporation, a Delaware corporation ("Cinergy"), Deer Energy Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Duke Energy ("Duke Energy Holding"), Deer Acquisition Corporation, a North Carolina corporation and wholly-owned subsidiary of Duke Energy Holding ("Duke Merger Sub") and Cougar Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Duke Energy Holding ("Cinergy Merger Sub") and (ii) the Cinergy Merger, as defined in the Merger Agreement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, filed by Duke Energy Holding with the Securities and Exchange Commission (the "SEC") on June 30, 2005, as amended through the effective date thereof (the "Registration Statement") and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Duke Reorganization and the Cinergy Merger will be consummated in accordance with the Merger Agreement.

        For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.

        In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Duke Energy, Cinergy, Duke Energy Holding, Duke Merger Sub and Cinergy Merger Sub, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

        Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

        We hereby confirm that, subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Registration Statement, the discussion set forth in the Registration

Statement under the caption "THE MERGERS—Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and the Cinergy Merger," constitutes our opinion insofar as it sets forth United States federal income tax consequences of the Duke Energy reorganization to shareholders of Duke Energy.

        Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Duke Reorganization and the Cinergy Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings "Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and Cinergy Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,
                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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  EXHIBIT 8.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]